EXHIBIT 99.1


                               ACADIA REALTY TRUST
                              SHARE AWARD AGREEMENT

          (Vesting based on future employment and Company performance)

       THIS AGREEMENT, made as of the ____ day of ___________, 2003 (the "Grant Date"), between Acadia Realty Trust (the "Company") and ________________________ (the "Owner").

       1.     Share Award Grant.

                 (a) Grant of Shares. The Company hereby grants to Owner, subject to the terms and conditions set forth in this Agreement -

              i. in lieu of the $________ cash bonus payable by the Company to the Owner under the Company's bonus program for the fiscal year ended December 31, 2002, ________ shares of beneficial ownership, par value of $.001 per share ("Shares"), for no cash consideration; and

              ii. ________ Shares, for no cash consideration, as a long-term incentive award.

                 (b) Delivery of Certificates. The certificates representing the Shares hereunder shall be held in escrow by the Company as provided in Section 5 hereof. Upon lapse of the restrictions of Section 2 hereof, the Company shall cause a share certificate to be delivered to the Owner with respect to such Shares, free from all restrictions hereunder. All Shares delivered hereunder shall be treasury shares held by the Company.

                 (c) Shareholder Rights. The Owner shall have all the rights of a shareholder (including voting and dividend rights) with respect to the Shares, including the Shares held in escrow under Section 5 hereof, but shall be subject to the restrictions of Section 2 hereof.

       2.     Transfer Restrictions.

                 (a) Vesting of Shares. Subject to Section 2(c) hereof, the Owner shall earn a vested and nonforfeitable right to the Shares as follows, subject to the Owner's continued employment with the Company through the applicable vesting dates:

              i. with respect to the Shares awarded pursuant to Section 1(a)(i), vesting shall occur as to twenty percent (20%) of such Shares on January 2, 2003 and on each of the first, second, third, and fourth anniversaries of January 2, 2003;

              ii. with respect to fifty percent (50%) of the Shares awarded pursuant to Section 1(a)(ii), vesting shall occur at the rate of twenty percent (20%) of such Shares on each of the first, second, third, fourth, and fifth anniversaries of January 2, 2003; and


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              iii.   with respect to the other fifty percent (50%) of the Shares awarded pursuant to Section 1(a)(ii) hereof, twenty percent (20%) of the Shares shall vest on each of the first, second, third, fourth, and fifth fiscal years of the Company that end after January 2, 2003 provided that, in addition to continued employment through the vesting date, the Company's total shareholder return, as determined by the Committee in its discretion, is 12% or more either -

                     1)     for such fiscal year or,

                     2) on average, for such fiscal year and each prior fiscal year ending after January 2, 2003 - in which case vesting shall occur for any Shares that did not vest in a prior fiscal year based on this 12% condition.

Upon the earlier of January 2, 2008 or the Owner's (i) voluntary termination of employment with the Company or (ii) termination of employment with Company for Cause (as defined below), all Shares which have not vested shall be forfeited as of the date of such termination. Upon the Owner's termination of employment with the Company for any reason other than (i) or (ii) above, all Shares which have not vested shall vest in full as of the date of such termination. For purposes of this Agreement, "Cause" shall mean the Owner's (i) intentional failure to perform reasonably assigned duties, (ii) dishonesty or willful misconduct in the performance of duties, (iii) involvement in a transaction in connection with the performance of duties to the Company or any of its subsidiaries thereof which transaction is adverse to the interests of the Company or any of its subsidiaries and which is engaged in for personal profit, (iv) willful violation of any law, rule or regulation in connection with the performance of duties (other than traffic violations or similar offenses), or (v) the commission of an act of fraud or intentional misappropriation or conversion of assets or opportunities of the Company or any subsidiary.

                 (b) Non-transferability of Shares. The Shares may not be transferred, assigned, pledged or hypothecated, and shall be subject to execution, attachment or similar process only to the extent the Owner shall have, pursuant to Section 2(a) hereof, a vested nonforfeitable right to such Shares.

                 (c) Effect of Change in Control. In the event of a Change in Control, as defined on Schedule A attached hereto, all restrictions upon any Shares shall lapse immediately and all such Shares shall become fully vested in the Owner.

       3.     Special Tax Provisions.

                 (a) Section 83(b) Election.  The Owner  understands  that under
Section 83 of the Internal Revenue Code of 1986 as amended (the "Code"), the fair market value of the Shares on the date any forfeiture restrictions applicable to such shares lapse will be reportable as ordinary income on such lapse date. The Owner understands that he or she may irrevocably elect under
Section 83(b) of the Code to be taxed at the time the Shares are acquired hereunder, rather than when and as such Shares cease to be subject to such forfeiture restrictions. Such election must be filed with the Internal Revenue Service and the Company within thirty (30) days after the date of this Agreement, and a copy of the election must be attached to the Owner's income tax return for the tax year in which the election was made. The form for making this election is attached hereto. The Owner understands that failure to make this filing within the thirty (30) day period will result in the recognition of ordinary income by the Owner as the forfeiture restrictions lapse.

                 (b) Responsibility for Tax Consequences. THE OWNER ACKNOWLEDGES THAT IT IS THE OWNER'S SOLE RESPONSIBILITY, AND NOT THE COMPANY'S, TO FILE A TIMELY ELECTION UNDER SECTION 83(b). This filing should be made by registered or certified mail,


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return  receipt  requested,  and the Owner  must  retain  two (2)  copies of the completed form for filing with his State and Federal tax returns for the current tax year and an additional copy for his personal records. In addition, the Owner shall immediately provide the Company with a copy of such filing.

       4. Legend on Share Certificate. All share certificates representing Shares issued to the Owner shall have affixed thereto a legend substantially in the following form, in addition to any other legends required by applicable state law:

       "The transfer, sale or other disposition of the shares evidenced by this certificate is subject to the terms of an Agreement, dated ___________ _____, 2003, between the Company and the registered holder hereof, a copy of which is on file at the offices of the Company."

       5. Escrow.

                 (a) Deposit. Upon issuance, the certificates for any Shares purchased hereunder shall be deposited in escrow with the Company to be held in accordance with the provisions of this Section 5. The Owner shall deliver to the Company a stock power, executed in blank, with respect to such Shares. The deposited certificates shall be released from escrow when and to the extent the Owner has a vested nonforfeitable interest in such Shares pursuant to Section 2(a) hereof.

                 (b) Recapitalization. In the event of any share dividend, share split, recapitalization or other change affecting the Company's outstanding Common Shares as a class effected without receipt of consideration or in the event of any corporate transaction, any new, substituted or additional securities or other property which is by reason of such transaction distributed with respect to the Shares which continue to be held in escrow under this
Section 5, shall be immediately delivered to the Company to be held in escrow under this Section 5.

       6. No Special Other Rights. Nothing contained in this Agreement shall be construed or deemed by any person under any circumstances to bind the Company to continue the employment or services of the Owner for the period under which these Shares may be restricted.

       7. Recapitalization. In the event that the outstanding Common Shares are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any recapitalization, reclassification, share split, share dividend, combination or subdivision, merger, consolidation, or other similar transaction, appropriate adjustment shall be made in the number and kind of Shares to which this Agreement pertains. No such adjustment shall be made which would constitute a grant of additional benefits to the Owner.

       8. Miscellaneous.

                 (a) Except as provided herein, this Agreement shall not be amended or otherwise modified unless evidenced in writing and signed by the Company and the Owner.

                 (b) All notices under this Agreement shall, unless otherwise provided herein, be mailed or delivered by hand to the parties at their respective addresses set forth beneath their names below or at such other address as may be designated in writing by either of the parties to one another.

                 (c) This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland without regard to conflicts of laws.

                 (d) This Agreement shall be binding upon and inure to the heirs, successors and assigns of the Owner (subject, however, to the limitations set forth herein) and the Company.


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                     COMPANY:

                     ACADIA REALTY TRUST

                     By:
                          --------------------------
                          Name:
                          Title:

                     Address:  1311 Mamaroneck Avenue
                               Suite 260
                               White Plains, NY  10605


                     OWNER:

                     -------------------------------
                     Name:
                     Address:


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